Exhibit 10.25

CONSULTING AGREEMENT

This Agreement is made and entered into as of the 28th day of August 2011 between SE Media Partners Inc.  ("Consultant"), having offices at 2854 Johnson Ferry Road, Marietta, Georgia 30062 and Minerco Resources, Inc. having offices at 16225 Park Ten Place, Houston, TX 77084.

In consideration of the mutual promises made herein, the parties hereto agree as follows:

1.
Engagement.  The Company hereby engages the Consultant to render consulting advice to the Company upon the terms and conditions set forth herein to advise on a marketing program that is intended to stimulate better recognition, understanding, and valuation of the Company, by increasing market interest in the Company.

2.
Terms of the Agreement.  This Agreement shall be effective on the Effective Date and shall continue for 2 months and the Company has the option to extend Agreement for an additional 1 month unless terminated by either party on 60 days prior notice.

3.	Time Devoted by Consultant. Consultant shall devote such time and effort as is reasonably necessary to achieve the purposes hereof in his reasonable discretion.

4.
Place Where Services Will Be Rendered.  The Consultant will perform the Services in accordance with this Agreement at his home or other office obtained by him at his sole cost and expense office.  In addition, at the Company convenience, the Consultant will perform services by phone or by any other mean requested by the Company.  The Company shall not provide the Consultant an office, cell phone, computer, printer or any other support services, supplies or equipment in connection with services to be provided as set forth herein.

5.	Payment to Consultant.

a.	20 million Restricted Shares of MINE.pk

6.
Independent Contractor.  Both the Company and Consultant agree that the Consultant will act as an independent contractor in the performance of his/her duties under this Agreement.  Accordingly, Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of the Services, including by way of illustration but not limitation, payroll taxes, federal and state income tax, Social Security tax, unemployment insurance and disability taxes, and any other taxes or business licenses required whether federal, state or local in nature.

7.
Confidential Information.  Consultant agrees to hold Company’s or Confidential Information in strict confidence and not to make Company Proprietary or Confidential Information available in any form to any third party or to use it for any purpose other than as specified in this Agreement.

8.	Employment of Others. All Services shall be performed exclusively by Consultant

9.
Indemnification.  If a court or administrative agency determines that Consultant is an employee of Company, Consultant shall indemnify and hold Company harmless and shall pay all of Company’s related fines, damages, assessments, benefits and reasonable attorney’s fees incurred by the Company with such motive.

10.
Governing Law.  This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of Texas.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement.  A failure of either Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision.  Company and Consultant shall waive trial by jury in any action, proceeding or counterclaim brought by one against the other, or any matters arising out of or in any way connected with this Agreement, the relationship of Company and Consultant, Consultant’s use or occupancy of Company’s office or any claim of injury or damage.  In the event either party files suit to enforce any of the terms hereof, the prevailing party shall be entitled to an award of reasonable legal fees and costs and venue for any such action shall be exclusively in Atlanta, Georgia.

11.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

12.	Assignment. This Agreement may not be assigned without the prior written consent of Company or Consultant.

13.	Survival. The provisions of Section 7, 9 and 10 shall survive termination or expiration of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.